Proxy Statement Pursuant to Section 14(a) of the Securities
                                 Exchange Act of 1934

                                 (Amendment No.    )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [  ]
          Check the appropriate box:

          [X] Preliminary Proxy Statement
          [ ] Definitive Proxy Statement
          [ ] Definitive Additional Materials
          [ ] Soliciting Material Pursuant to  240.14-11(c) or   240.14a-12

                       National Patent Development Corporation
                   (Name of Registrant as Specified In Its Charter)

                                   Andrea D. Kantor
                      (Name of Person(s) Filing Proxy Statement)

          Payment of Filing Fee (Check the appropriate box):

          [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
               14a-6(j)(2).
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

               (1) Title of each class of securities to which transaction applies:  COMMON STOCK
               (2) Aggregate number of securities to which transaction
                   applies:
               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0.11:1
               (4) Proposed maximum aggregate value of transaction:
          1Set forth the amount on which the filing fee is calculated and state how it was determined.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               (1) Amount Previously Paid:

               (2) Form, Schedule or Registration Statement No.:

               (3) Filing Party:

               (4) Date Filed:
















                       NATIONAL PATENT DEVELOPMENT CORPORATION
                                  9 West 57th Street
                                      Suite 4170
                               New York, New York 10019

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               To Be Held June 8, 1994

          To The Stockholders:

               The Annual Meeting of Stockholders of National Patent Development Corporation (the "Company") will be held at The Brunswick Hilton, Three Tower Center Boulevard, East Brunswick, New Jersey on the 8th day of June, 1994, at 1:30 P.M., Eastern Standard Daylight Savings Time, for the following purposes:

               1. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of common stock which the Company shall have authority to issue from 30,000,000 shares to 40,000,000 shares.

               2. To elect six Directors to serve until the next Annual Meeting and until their respective successors are elected and qualify.

               3. To consider and act upon a proposal to approve the selection by the Board of Directors of KPMG Peat Marwick, independent certified public accountants, as auditors for the Company for the current year.

               4. To transact such other business as may properly come before the meeting or any adjournment thereof.

               Only stockholders of record as of the close of business on April 15, 1994 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 9 West 57th Street, Suite 4170, New York, New York.

                          By Order of the Board of Directors

                                                  Lydia M. DeSantis
                                                  Secretary

          New York, New York
          April 29, 1994

               If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.















                       NATIONAL PATENT DEVELOPMENT CORPORATION
                                  9 West 57th Street
                                      Suite 4170
                               New York, New York 10019


                                                       April 29, 1994
                                                       New York, New York


                                   PROXY STATEMENT

               The accompanying Proxy is solicited by and on behalf of the Board of Directors of National Patent Development Corporation, a Delaware corporation (the "Company"), for use only at the Annual Meeting of Stockholders to be held at The Brunswick Hilton, Three Tower Center Boulevard, East Brunswick, New Jersey on the 8th day of June, 1994 at 1:30 P.M., Eastern Standard Daylight Savings Time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was April 29, 1994.

               Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman of, or the Inspectors of Election, in person, at the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

               The Proxies in the accompanying form will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the amendment to the Company's Restated Certificate of Incorporation to increase the total number of shares of common stock which the Company shall have authority to issue, FOR the six nominees for election as directors named herein, and FOR the approval of the selection of KPMG Peat Marwick as auditors. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting. Although it is intended that the Proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named. A majority of the votes represented by the outstanding shares of common stock, par value $.01 per share (the "Common Stock") and a majority of the votes represented by the outstanding shares of Class B Capital Stock, par value $.01 per share (the "Class B














          Stock"), each voting separately as a class, is required to approve the proposal to amend the Restated Certificate of Incorporation to increase the total number of shares of Common Stock which the Company shall have authority to issue. The election of directors will be determined by a plurality of the votes of the shares of Common Stock and Class B Capital Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, while approval of the selection of auditors for the current year will require the affirmative vote of holders of Common Stock and Class B Stock representing a majority of the outstanding shares. Accordingly, in the case of shares that are present or represented at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the Proxy, will not operate to prevent the election of such nominee if he or she otherwise receives affirmative votes; with respect to any other item, an abstention will operate to prevent approval of the item to the same extent as a vote against approval, and a broker "non-vote" (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will effect the outcome of the vote the same as a negative vote on such item.

                                  VOTING SECURITIES

               The Board of Directors has fixed the close of business on April 15, 1994 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on April 15, 1994 consisted of _________ shares of Common Stock, each entitled to one vote, and 250,000 shares of Class B Stock, each entitled to ten votes. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock and Class B Stock representing a majority of the number of votes entitled to be cast. The only difference in the rights of the holders of Common Stock and the rights of holders of Class B Stock is that the former class has one vote per share and the latter class has ten votes per share. The
          Class B Stock is convertible at any time into shares of Common Stock on a share for share basis at the option of the holders thereof.

                           PRINCIPAL HOLDERS OF SECURITIES

               As of March 1, 1994, no person was known to the Company to own beneficially more than 5% of the Common Stock or Class B Stock of the Company except as set forth below.

               The following table shows as of such date the Class B Stock beneficially owned directly by Mr. Jerome I. Feldman, President and Chief Executive Officer and a director of the Company, and

          Mr. Martin M. Pollak, Executive Vice President and Treasurer and a director of the Company (for information with respect to the shares of Common Stock beneficially owned by Messrs. Feldman and Pollak, see "Security Ownership of Directors and Named Executive Officers"):
                                             Amount of
          Title of    Name and Address       Beneficial          Percent
          Class       of Beneficial Owners   Ownership           of Class

          Class B     Jerome I. Feldman      900,000 shares<F1>  50<F2>
                      c/o National Patent
                      Development Corp.
                      9 West 57th Street
                      Suite 4170
                      New York, NY 10019

          Class B     Martin M. Pollak       900,000 shares<F1>  50<F2>
                      c/o National Patent
                      Development Corp.
                      9 West 57th Street
                      Suite 4170
                      New York, NY 10019

          (1)Includes 775,000 shares each for Messrs. Feldman and Pollak which they currently have the right to purchase pursuant to the exercise of stock options.

          (2)Percentage could increase up to approximately 88% if either individual exercised all of his stock options and the other individual did not exercise any.

               Based upon the Common Stock and Class B Stock of the Company outstanding at March 1, 1994, Mr. Feldman and Mr. Pollak controlled approximately 13% of the voting power of all voting securities of the Company. This percentage for Mr. Feldman and Mr. Pollak would increase to approximately 51% if they exercised all the presently outstanding options to purchase shares of the Common Stock and Class B Stock of the Company held by them.

               On March 26, 1986, Mr. Feldman and Mr. Pollak entered into an agreement (i) granting each other the right of first refusal over the sale or hypothecation of the Class B Stock and options to purchase Class B Stock now owned or subsequently acquired by each of them and (ii) in the event of the death of either of them granting the survivor a right of first refusal over the sale or hypothecation of the Class B Stock or options to acquire shares of Class B Stock held by the estate of the decedent. The aforesaid right of first refusal is for the duration of the life of the survivor of Mr. Feldman or Mr. Pollak.

               Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc., Fund Asset Management, L.P., and

          Merrill Lynch Phoenix Fund, Inc. filed a 13-G which disclosed the ownership of 1,278,200 shares of the Common Stock representing 7.7% of the outstanding Common Stock as of December 31, 1993.

             SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

               The following table sets forth, as of March 1, 1994, beneficial ownership of shares of Common Stock of the Company and subsidiaries by each director, each of the named executive officers and all directors and executive officers as a group.

                                                        Total Number of
                                                    Shares Beneficially
          Name                                                    Owned


          Jerome I. Feldman <F1><F2><F3><F4><F6>              2,165,892
          Martin M. Pollak <F1><F2><F3><F4><F5><F6>           2,161,373
          Ogden R. Reid <F3><F4><F7>                             14,000
          Scott N. Greenberg <F3><F4>                           197,300
          Roald Hoffmann, Ph.D. <F3><F7>                         17,800
          Paul A. Gould <F1><F7>                                 71,400
          Lawrence M. Gordon <F1><3><f4>                        142,612
          Directors and Executive Officers as a Group
          (7 persons) <F1><f3<>f4>                            4,770,377

                                                             Percent of
                                                           Common Stock
                                                                  Owned

          Jerome I. Feldman <F1><F2><F3><F4><F6>                   9.75
          Martin M. Pollak <F1><F2><F3><F4><F5><F6>                9.73
          Ogden R. Reid <F3><F4><F7>                                  *
          Scott N. Greenberg <F3><F4>                                 *
          Roald Hoffmann, Ph.D. <F3><F7>                              *
          Paul A. Gould <F1><F7>                                      *
          Lawrence M. Gordon <F1><3><f4>                              *
          Directors and Executive Officers as a Group
          (7 persons) <F1><f3<>f4>                                19.49

                                                     Of Total Number of
                                                    Shares Beneficially
                                                                 Owned,
                                                    Shares Which May Be
                                                Acquired Within 60 Days

          Jerome I. Feldman <F1><F2><F3><F4><F6>              1,778,667
          Martin M. Pollak <F1><F2><F3><F4><F5><F6>           1,788,667
          Ogden R. Reid <F3><F4><F7>                             12,000
          Scott N. Greenberg <F3><F4>                           180,700
          Roald Hoffmann, Ph.D. <F3><F7>                         16,000
          Paul A. Gould <F1><F7>                                  4,000
          Lawrence M. Gordon <F1><3><f4>                        140,100
          Directors and Executive Officers as a Group
          (7 persons) <F1><f3<>f4>                            3,920,134


          * The number of shares owned is less than one percent of the outstanding shares of Common Stock.

          (1) Included in the table are 125,000 shares for each of Messrs. Feldman and Pollak which they currently have the right to acquire through the conversion of shares of Class B Stock into shares of Common Stock which they currently own, (see "Principal Holders of Securities"). Also included in the table are 2,904 shares for a foundation of which Mr. Feldman is a trustee and 6,469 shares for a foundation of which Mr. Pollak is a trustee. Also included in the table are 4,426 shares for Mr. Feldman, 2,414 shares for Mr. Pollak and 2,012 shares for Mr. Gordon and 8,852 shares for all directors and executive officers as a group, issuable upon the conversion of bonds issued with the Company's 12% Subordinated Debentures Due 1997. Mr. Feldman disclaims beneficial ownership of the 2,414 shares issuable upon conversion of bonds held by his wife pursuant to the Debentures. Messrs. Feldman, Pollak and Gould disclaim beneficial ownership of 8,447, 23,006 and 100 shares, respectively, held by members of their families which are included in the table.

          (2) Included in the table are options to purchase 775,000 shares of Class B Options for each of Messrs. Feldman and Pollak which they currently have the right to acquire through the exercise of stock options, which shares are convertible into shares of Common Stock.

          (3) Of the directors and executive officers of the Company, the following beneficially own the number of shares of common stock of Interferon Sciences, Inc. ("Interferon") indicated: Jerome I. Feldman 458,300 (2.31%); Martin M. Pollak 442,500 (2.23%); Ogden
          R. Reid 5,100 (.026%); Scott N. Greenberg 145,000 (.74%); Roald
          Hoffmann 2,000 (.010%) and Lawrence M. Gordon 162,500 (.83%).
          These shares include 440,000, 440,000, 5,000, 145,000, 2,000 and
          162,500 shares for Messrs. Feldman, Pollak, Reid, Greenberg, Hoffmann and Gordon, respectively, which are subject to currently exercisable stock options. In addition, all directors and executive officers as a group beneficially own 1,215,400 shares, of which 1,194,500 shares are subject to currently exercisable stock options. Certain members of the families of Messrs. Feldman and Pollak hold 5,800 and 1,000 shares, respectively, as to which Messrs. Feldman and Pollak disclaim beneficial ownership. Mr. Feldman and Mr. Pollak through their ownership of the Company's Common Stock, may be deemed to beneficially own the 6,975,148 shares of Common Stock of Interferon beneficially owned by the Company. However, Mr. Feldman and Mr. Pollak disclaim benefical ownership of such 6,975,148 shares (7,433,448 and 7,417,648 shares in the aggregate for Mr. Feldman and Mr. Pollak, respectively). The total number of shares owned by all directors and executive officers of the Company as a group (other than Messrs. Feldman and Pollak) is 1.6% of the outstanding shares of Interferon's common stock. All such persons have sole voting and investment power as to all shares except as indicated.

          (4) Of the directors and executive officers of the Company, the following beneficially own the number of shares of common stock of GTS Duratek, Inc. ("Duratek") indicated: Jerome I.

          Feldman 176,000 (2.05%) (of which 165,000 shares are subject to currently exercisable stock options); Martin M. Pollak 167,500 (1.95%) (of which 165,000 shares are subject to currently exercisable stock options); Scott N. Greenberg 35,250 (.41%) (of which 35,000 shares are subject to currently exercisable stock options); Lawrence M. Gordon 25,000 (.29%) (of which all shares are subject to currently exercisable stock options). In addition, all directors and executive officers as a group beneficially own 414,750 shares, of which 407,000 shares are subject to currently exercisable stock options. Members of Mr. Feldman's family hold 6,000 shares, as to which Mr. Feldman disclaims beneficial ownership. Mr. Feldman and Mr. Pollak through their ownership of the Company's Common Stock, may be deemed to beneficially own an aggregate of 5,652,101 shares of Duratek beneficially owned by the Company and GPS. However, Mr. Feldman and Mr. Pollak disclaim beneficial ownership of such 5,652,101 shares (5,828,101 and 5,819,601 shares in the aggregate for Mr. Feldman and Mr.
          Pollak, respectively).   The total number of shares owned by all
          directors and executive officers of the Company as a group (other than Messrs. Feldman and Pollak) is .90% of the outstanding shares of Duratek's common stock. All such persons have sole voting and investment power as to all shares except as indicated.

          (5) Of the directors of the Company, Mr. Pollak is the beneficial owner of 1,000 shares of common stock of GPS Technologies, Inc. ("GPS").

          (6) Member of the Executive Committee.

          (7) Member of the Audit Committee.

              As of March 1, 1994 the Company owned 6,975,148 shares of Interferon common stock, constituting approximately 36% of the outstanding shares.

              As of March 1, 1994 the Company owned 1,702,101 shares of Duratek common stock, constituting approximately 19.9% of the outstanding shares and GPS owned 3,950,000 shares of Duratek common stock, constituting approximately 46.2% of the outstanding shares. Since the Company owns approximately 92% of the outstanding shares of GPS, its voting control of Duratek is approximately 66%.

              As of March 1, 1994 the Company owned 2,842,300 shares of GPS common stock, constituting approximately 92% of the outstanding shares.

                                ELECTION OF DIRECTORS

              Six directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. The By-Laws of the

          Company permit the Board of Directors to fix the number of directors at no less than three nor more than fifteen persons, and the Board of Directors has fixed the number of directors at six persons. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, the principal occupation of each, the year in which first elected a director of the Company and certain other information concerning each of the nominees.

              Jerome I. Feldman is founder of, and since 1959, has been President and Chief Executive Officer of the Company. He has been Chairman of the Executive Committee and a director of Interferon, which is a biopharmaceutical company engaged in the manufacture and sale of ALFERON N Injection since 1981; a director since 1981 and Chairman of the Board since 1985 of Duratek, a company which provides environmental technology and consulting services to various utilities, industrial and commercial clients; a director since 1987 and Chairman of the Executive Committee since 1988 of General Physics Corporation ("Physics"), a company which provides personnel training and technical support services to the domestic commercial nuclear power industry and to the United States Department of Energy; and Chief Executive Officer, Chairman of the Executive Committee and a director of GPS, which provides training, engineering, technical services, computer simulation services and analytical laboratory services to commercial industries and the United States Government, since May 1991. He has been a Director of Hamilton Financial Services, Inc., a financial service holding company since 1983. Mr. Feldman is also a Trustee of the New England Colleges Fund and of Bard College. Age 65

              Martin M. Pollak is founder of, and since 1959, has been Executive Vice President, Treasurer and a Director of the Company. He has been Chairman of the Board of Interferon since 1981; a director of Duratek since 1983 and Chairman of the Executive Committee since 1985; a director of Physics since 1987 and Chairman of the Board since 1988; and Chairman of the Board of GPS since May 1991. Mr. Pollak is Chairman of the Czech and Slovak United States Economic Counsel and a member of the Board of Trustees of the Worcester Foundation for Experimental Biology and a director of Brandon Systems Corporation, a personnel recruiting company, since 1986. Age 66

              Scott N. Greenberg has been a Director of the Company since 1987, Vice President and Chief Financial Officer since 1989 and

          Vice President, Finance from 1985. He has been a director of Duratek since 1991; a director of Physics since 1987 and a director of GPS since May 1991. Age 37

              Ogden R. Reid has been a Director of the Company since 1979. He has been a director of Interferon since 1982; Vice Chairman of the Board of Duratek since 1991; a director of Physics since 1988 and Vice Chairman and director of GPS since 1992. Mr. Reid had been Editor and Publisher of the New York Herald Tribune and of its International Edition; United States Ambassador to Israel; a six-term member of the United States Congress and a New York State Environmental Commissioner. Age 67

              Roald Hoffmann, Ph.D. has been a Director of the Company since 1988 and a Director of Interferon since 1991. He has been a John Newman Professor of Physical Science at Cornell University since 1974. Dr. Hoffmann is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. In 1981, he shared the Nobel Prize in Chemistry with Dr. Kenichi Fukui. Age 56

              Paul A. Gould has been a Director of the Company since March 1993. He has been Managing Director since 1979 of Allen & Company Incorporated, an investment banking firm. He has been a Director since 1992 of Liberty Media Corp., a cable programming company and a Director since 1987 of Allegheny & Western Energy Corporation, an oil and gas exploration company. Age 48

          Board of Directors

              The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board held three meetings in 1993, at which all of the directors attended the meetings of the Board and Committees on which they served, except for Paul A. Gould, who attended fewer than 75% of the meetings.

          Directors Compensation

              Directors who are not employees of the Company receive a fee of $1,500 for each meeting of the Board of Directors attended, but do not receive any additional compensation for service on committees of the Board of Directors. Officers of the Company do not receive additional compensation for serving as directors.

          Executive Committee

              The Executive Committee, consisting of Jerome I. Feldman and Martin M. Pollak, meets on call and has authority to act on most matters during the intervals between Board meetings. The committee formally acted 24 times in 1993 through unanimous written consents.

          Audit Committee

              The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board the appointment of the independent certified public accountants, subject to the ratification by the stockholders at the Annual Meeting, to serve as auditors for the following year in examining the books and records of the Company. This Committee met two times in 1993. The Audit Committee currently consists of Ogden R. Reid, Roald Hoffmann and Paul A. Gould.

                                EXECUTIVE COMPENSATION

              The following table and notes present the compensation paid by the Company and subsidiaries to its Chief Executive Officer and the Company's most highly compensated executive officers for 1993.

                              SUMMARY COMPENSATION TABLE


                                        Annual Compensation
                                                     Salary
                                                                  Bonus
          Name and Principal Position     Year          ($)         ($)

          Jerome I. Feldman               1993       16,526
                                                                120,000
          President and Chief             1992      326,243      -0-
          Executive Officer               1991      367,781
                                                                 75,000

          Martin M. Pollak                1993      315,110      -0-
          Executive Vice President        1992      325,110
                                                                151,250
          and Treasurer                   1991      352,223
                                                                200,000

          Scott N. Greenberg              1993      156,625      -0-
          Vice President and              1992      151,000      -0-
          Chief Financial Officer         1991      156,311
                                                                235,000

          Lawrence M. Gordon              1993      183,205
                                                                 50,000
          Vice President and              1992      183,507      -0-
          General Counsel                 1991      187,354
                                                                235,000

                                                Long Term
                                             Compensation
                                                   Awards

                                                              All Other
                                                Options
                                                           Compensation
          Name and Principal Position            ($)         ($)

          Jerome I. Feldman                        -0-
                                                              3,598(f1)
          President and Chief                      -0-
                                                            253,491(f1)
          Executive Officer                        -0-
                                                            250,000(f1)



          Martin M. Pollak                         -0-
                                                              3,598(f1)
          Executive Vice President                 -0-
                                                            253,491(f1)
          and Treasurer                            -0-
                                                            250,000(f1)

          Scott N. Greenberg                       -0-
                                                              3,598(f2)
          Vice President and                    22,500         2,932
          Chief Financial Officer                  -0-           -0-

          Lawrence M. Gordon                       -0-
                                                              2,937(f2)
          Vice President and                       -0-         3,392
          General Counsel                          -0-           -0-



          (1) Includes $3,598 and $3,491 as a matching contribution by the Company to the 401(k) Savings Plan, which became effective on March 1, 1992 and $250,000 in 1991 and 1992 pursuant to a Non-Compete Agreement between Messrs. Feldman and Pollak and SmithKline Beckman Corporation. See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

          (2) Matching contribution by the Company to the 401(k) Savings
              Plan.


              For the year ended 1993, none of the named executive officers were granted non-qualified stock options.

              The following table and notes set forth information for the named executive officers regarding the exercise of stock options during 1993 and unexercised options held at the end of 1993.

                   AGGREGATED OPTION EXERCISES AT DECEMBER 31, 1993
                              AND YEAR-END OPTION VALUES


                                 Shares Acquired
                                     on Exercise
                                       (#) (f1)             Value Realized
                                                            ($)

          Name

          Jerome I. Feldman                  -0-            -0-
          Martin M. Pollak                   -0-            -0-
          Scott N. Greenberg                 -0-            -0-
          Lawrence M. Gordon                 -0-            -0-

                                            Number of Unexercised
                                            Options at December 31,
                                                   1993  ($)
                                            Exercisable/Unexercisable

          Name

          Jerome I. Feldman                1,778,667(f2)      -0-
          Martin M. Pollak                 1,788,667(f2)      -0-
          Scott N. Greenberg                 180,700        4,000
          Lawrence M. Gordon                 140,100        4,000



                                             Value of Unexercised

                                          In-the-Money Options at

                                            December 31, 1993 ($)
          Name
                                   Exercisable/Unexercisable (f3)

          Jerome I. Feldman        3,335,001                 -0-
          Martin M. Pollak         3,353,751                 -0-
          Scott N. Greenberg         338,813               7,500
          Lawrence M. Gordon         262,688               7,500



          (1) None of the named executive officers exercised any stock options during 1993.

          (2) Includes 775,000 Class B Options, which options are convertible into shares of Common Stock on a share for share basis.

          (3) Calculated based on the closing price of the Common Stock ($4.125) as reported by the American Stock Exchange on December 31, 1993.

          Board Compensation Committee Report on Executive Compensation

               During the year ended December 31, 1993, the Company did not have a Compensation Committee. Accordingly, the full Board of Directors is responsible for determining and implementing the compensation policies of the Company.

               The executive compensation policies are designed to offer competitive compensation opportunities for all executives which are based on personal performance, individual initiative and achievement, and assists the Company in attracting and retaining qualified executives.

               The Board also endorses the position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning managements' and shareholders' interests in the enhancement of shareholder value and recommends to the Stock Option Committee the grant of stock options to executive officers whose performance had a significant effect on the success of the Company.

               Compensation paid to the Company's executive officers generally consists of the following elements: base salary, annual bonus and grant of stock options. The compensation for Mr. Pollak is determined on the same basis as that of Mr. Feldman, the Chief Executive Officer. The compensation for the other executive officers of the Company is determined by a consideration of each officer's initiative and contribution to overall corporate performance, the officer's managerial abilities and the performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual's level of responsibility are important elements of the Company's executive compensation philosophy. Subjective considerations of individual performance are considered by the Board in establishing annual bonuses and other incentive compensation.

               The Company has certain broad-based employee benefit plans in which all employees, including the named executives are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1993, the Company also made a matching contribution to the 401(k) Savings Plan for those participants.

          Mr. Feldman's 1993 Compensation

               Mr. Feldman's compensation is determined principally by the terms of his employment agreement. As of January 1, 1989, the Company entered into an Employment Agreement (the "Agreement") with Mr. Feldman which provides that Mr. Feldman will serve as President and Chief Executive Officer of the Company for the period through December 31, 1994. See "Employment Contracts and Termination of Employment and Change in Control Arrangements." The Agreement was approved by a vote of the entire Board. The Agreement provides Mr. Feldman with annual compensation (a minimum base salary) of $300,000 (subject to review by the Board of Directors). Mr. Feldman also received a cash bonus of $120,000 in 1993. Among the factors the Board considered in awarding Mr. Feldman a cash bonus, were Mr. Feldman's significant contribution to the Company's reduction of its long-term debt and improvement of the financial performance of certain operating units of the Company. In addition, in 1993 Mr. Feldman received compensation of $16,250 for serving as a Director and Chairman of the Executive Committee of General Physics Corporation, a public company, in which National Patent has a 28% investment.

                                The Board of Directors

                                  Jerome I. Feldman
                                   Martin M. Pollak
                                  Scott N. Greenberg
                                    Ogden R. Reid
                                Roald Hoffmann, Ph.D.
                                    Paul A. Gould

          Compensation Committee Interlocks and Insider Participation

               During the year ended December 31, 1993 the Company did not have a Compensation Committee and the entire Board of Directors made decisions on compensation of the Company's executives.
          Mr. Feldman, the Company's Chief Executive Officer and a director, Mr. Pollak, the Company's Executive Vice President and Treasurer and a director and Mr. Greenberg, the Company's Vice President and Chief Financial Officer and a director participated in Board executive compensation deliberations.

          Employment Contracts and Termination of Employment and Change in Control Arrangements

          Agreements with Messrs. Feldman and Pollak. As of January 1, 1989, the Company entered into the Agreements with its President and Chief Executive Officer, Jerome I. Feldman, and with its Executive Vice President and Treasurer, Martin M. Pollak (the "Employees").

               Pursuant to the Agreements, Mr. Feldman will serve as President and Chief Executive Officer of the Company and Mr. Pollak will serve as Executive Vice President and Treasurer of the Company for the period through December 31, 1994. The Agreements provide for each Employee to receive annual compensation (a minimum base salary) of $300,000 (subject to increase by the Board of Directors). The Agreements provide for the termination of employment upon the Employee's death, physical or mental disability or retirement. In addition, the Company may terminate the Employee's employment "for cause" (including a failure to perform required duties or the engaging in of gross misconduct) and each Employee may voluntarily terminate his employment for "Good Reason", which occurs if the Employee determines in good faith that due to a change in control of the Company he is not able to effectively discharge his duties. "Change in control" is defined to include (1) any "person" (other than the Employees or certain persons who may acquire securities of the Company from an Employee) acquiring the beneficial ownership of more than 30% of the Company's outstanding securities or (2) certain changes in the composition of the Board of Directors of the Company.

               Upon termination by the Company "for cause", all obligations of the Company under the Employee's Agreement terminates. Upon termination by the Company other than "for cause", disability, or retirement, or by the Employee for "Good Reason", such Employee is entitled to receive as severance pay an amount equal to his full base salary (which at the present time is a minimum of $300,000 for each of the Employees) at the rate then in effect, multiplied by the greater of (1) the number of years (including fractions thereof) remaining in the term of the employment, or
          (2) the number three. In addition, the Employee would receive an amount in cash equal to the aggregate spread between the exercise prices of all options held by the Employee under the Company's 1973 Non-Qualified Stock Option Plan and the higher of (x) the market value of the Common Stock, and (y) the highest price paid in connection with any change in control of the Company. Subject to certain conditions, the Company would also maintain for two years (or until the Employee's commencement of full-time employment with a new employer) certain insurance, health and disability plans in effect, or arrange for substantially similar benefits. The Agreements also contain non-competition and confidentiality provisions.

                                  PERFORMANCE GRAPH

               The following table compares the performance of the Company for the periods indicated with the performance of the AMEX Market
          Value Index and the Dow Jones Industry Group BTC   Biotechnology.
          Total Return Indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point. Assumes $100 invested on December 31, 1988 in National Patent Common Stock, AMEX Market Value Index and Dow Jones Industry Group BTC - Biotechnology. Values are as of December 31 of specified year assuming that dividends are reinvested.

                     Comparison of 5-Year Cumulative Total Return


          Index             1988    1989     1990     1991   1992    1993

          NPDC              100     114        41       71     42      64

          AMEX Market       100     127       103      126     135    159

          Dow Jones
           Biotech          100     131.28    159.48 335.74   310.57 292.04



               PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION


          Increase in Authorized Shares

               The Board of Directors unanimously recommends that the stockholders adopt an amendment to the Company's Certificate of Incorporation which will increase the authorized shares of Common Stock, par value $.01 per share, from 30,000,000 shares to 40,000,000 shares. On March 1, 1994, 20,295,388 of the
          30,000,000 shares of Common Stock presently authorized were outstanding and an aggregate of 9,710,257 shares were reserved for issuance.

               The Company's Board of Directors has unanimously recommended for approval by stockholders the proposal to amend the first sentence of Article Fourth of the Certificate of Incorporation as follows:

                    "FOURTH:  The total number of shares of all classes of
               stock which the Corporation shall have authority to issue is fifty-two million eight hundred thousand (52,800,000) shares of which forty million (40,000,000) are to be Common Stock of the par value of one cent ($.01) per share (hereinafter called the "Common Stock"); of which two million eight hundred thousand (2,800,000) shares are to be Class B Capital Stock with a par value of one cent ($.01) per share (hereinafter called the "Class B Capital Stock"); and of which ten million (10,000,000) shares are to be Preferred Stock with a par value of one cent ($.01) per share (hereinafter called the "Preferred Stock"), to be issued in such series and with such terms and conditions as the Board of Directors may determine.

               The Board of Directors believes that it would be in the best interests of the Company to have additional shares of Common Stock available for issuance at its discretion and without the necessity for a special stockholders' meeting to enhance the

          Company's flexibility in connection with possible future actions, such as acquisitions, financings, investment opportunites, internal development, retirement of outstanding indebtedness, and other corporate purposes.

               If the amendment is approved by the stockholders as described below, the additional shares may be issued form time to time upon authorization of the Board of Directors without further authorization of the stockholders for such consideration as the Board of Directors may determine and as may be permitted by the laws of Delaware. The amendment is not being proposed as a means of preventing a change in control or takeover of the Company. However, the use of these shares for such a purpose is possible. For instance, shares of authorized but unissued or unreserved Common Stock could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of the Company or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. Such possibilities may have the effect of discouraging a challenge for control or making it less likely that such a challenge would take place. The unissued and unreserved shares of Common stock, Class B Capital Stock and Preferred Stock will still be available for issuance for any proper corporate purpose, as authorized from time to time by the Board of Directors without further approval by the stockholders of the Company. The additional shares of Common Stock will be identical to the currently authorized shares of Common Stock in all respects. Holders of such shares will not have preemptive rights to purchase any capital stock of the Company.

          Reasons for and Effect of Authorization

               The Board of Directors believes that the complexity of modern business financing requires greater flexibility in the Company's capital structure than now exists. The additional shares of Stock to be authorized by the proposed amendment would be available for issuance from time to time for any proper corporate purpose, including, as appropriate, acquisitions and public or private sales for cash as a means of obtaining capital for use in the Company's business, retirement of outstanding indebtedness, and other corporate purposes.

               It is not possible to state the actual effect of the authorization of the additional shares of stock upon the rights of holders of the Common Stock, however the effect of the additional shares of Common Stock might include dilution of the equity interest of the Common Stock.

                APPROVAL OF SELECTION OF KPMG PEAT MARWICK AS AUDITORS

               The Board of Directors has selected KPMG Peat Marwick to audit the accounts of the Company for the year ending December

          31, 1994. KPMG Peat Marwick has no financial interest in the Company and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. KPMG Peat Marwick has audited the accounts of the Company since 1970. The Delaware General Corporation Law does not require the approval of the selection of auditors by the Company's stockholders, but in view of the importance of the financial statements to the stockholders, the Board of Directors deems it desirable that they pass upon its selection of auditors. In the event the stockholders disapprove the selection, the Board of Directors will consider the selection of other auditors. The Board of Directors recommends that you vote in favor of the above proposal in view of the familiarity of KPMG Peat Marwick with the Company's financial and other affairs acquired during its previous service as auditors for the Company.

               A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

                                STOCKHOLDER PROPOSALS

               Stockholders may present proposals for inclusion in the Company's 1995 proxy statement provided they are received by the Company no later than January 13, 1995, and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

                                       GENERAL

               So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

                                 COST OF SOLICITATION

               The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone or telegraph and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.

                                                      Lydia M. DeSantis
                                                      Secretary

                       NATIONAL PATENT DEVELOPMENT CORPORATION


          COMMON STOCK      Annual Meeting of Stockholders       PROXY


                               To Be Held June 8, 1994


             This proxy is solicited on behalf of the Board of Directors


          Revoking any such prior appointment, the undersigned, a stockholder of National Patent Development Corporation hereby appoints Jerome I. Feldman and Martin M. Pollak, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held at The Brunswick Hilton, Three Tower Center Boulevard, East Brunswick, New Jersey on June 8, 1994, at 1:30 P.M. Eastern Standard Daylight Savings Time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

          This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted for proposals
          (1) (2) and (3).

          1. Proposal to amend the Restated Certificate of Incorporation to increase the total number of authorized shares of common stock.

                         FOR                          AGAINST
          ABSTAIN

          2. Election of Directors: Jerome I. Feldman, Martin M. Pollak, Scott N. Greenberg, Roald Hoffmann, Odgen R. Reid, and Paul
               A. Gould.

          FOR all nominees  WITHHOLD AUTHORITY        (INSTRUCTION: To
          withhold
          (Except as marked         to vote for all   authority to vote for
          any
          to the contrary   nominees                         individual
          nominee, write
          below)                                             that nominee's
          name in
                                                             the space
          provided below)

          3. Proposal to approve the selection of KPMG Peat Marwick to audit the accounts of the Company for the current year.

                         FOR                          AGAINST
          ABSTAIN

          4. Upon any other matters which may properly come before the meeting or any adjournments thereof.

                      Please sign exactly as name appear below.

                                             Dated                   , 1994
                                             Signature
                                             Signature if held jointly
                                             Please mark, sign, date and
                                             return the proxy card promptly
                                             using the enclosed envelope.
                                             When shares are held by joint
                                             tenants both should sign.
                                             When signing as attorney, as
                                             executor, administrator,
                                             trustee or guardian, please
                                             give full title as such.  If a
                                             corporation, please sign in
                                             full corporate name by
                                             President or other authorized
                                             officer.  If a partnership
                                             please sign in partnership
                                             name by authorized person.